SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  / X /
Filed by a Party other than the Registrant  /___/

Check the appropriate box:
/___/     Preliminary Proxy Statement
/___/ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ X  /    Definitive Proxy Statement
/ X /     Definitive Additional Materials
/___/     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             ________________

                          REYNOLDS METALS COMPANY
             (Name of Registrant as Specified In Its Charter)

               Board of Directors of Reynolds Metals Company
                 (Name of Person(s) Filing Proxy Statement
                       if other than the Registrant)
________________

Payment of Filing Fee (Check the appropriate box):
/ X /     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/___/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/___/     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
/___/     Fee paid previously with preliminary materials.
/___/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                          REYNOLDS METALS COMPANY

                          6601 West Broad Street
                         Richmond, Virginia 23230



                                                          February 24, 1995



To Our Stockholders:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Reynolds Metals Company which will be held at the offices of the Company, Reynolds Metals Building, 6601 West Broad Street, Richmond, Virginia, on Wednesday, April 19, 1995, at 10:00 a.m., local time. All holders of record of the Company's outstanding Common Stock and 7% PRIDES (Service Mark), Convertible Preferred Stock at the close of business on February 21, 1995 are entitled to vote at the Annual Meeting.

     At the Meeting, Stockholders will consider the items of business described in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, I will present a report on the Company's business operations.

     We hope you will be able to attend the Annual Meeting. If you plan to attend, please mark the attendance box located in the upper right hand corner of the proxy card.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, I URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND, YOUR HAVING SENT IN YOUR PROXY WILL NOT RESTRICT YOUR RIGHT TO VOTE IN PERSON.

                                             Sincerely,



                                             Richard G. Holder
                                             Richard G. Holder
                                             Chairman of the Board and
                                             Chief Executive Officer

                          REYNOLDS METALS COMPANY

                          6601 West Broad Street
                         Richmond, Virginia 23230
                                __________

                                  NOTICE
                                    OF
                      ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD APRIL 19, 1995
                                __________


To the Holders of Shares of Common Stock and 7% PRIDES, Convertible Preferred Stock:

     The Annual Meeting of Stockholders of Reynolds Metals Company will be held on Wednesday, April 19, 1995, at 10:00 a.m., local time, at the offices of the Company, Reynolds Metals Building, 6601 West Broad Street, Richmond, Virginia, for the following purposes:

          1.   To elect Directors of the Company;

          2.   To approve amendment of the Company's Performance Incentive
               Plan;

          3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year 1995; and

          4. To transact such other business as may properly come before the Meeting.

     Stockholders of record at the close of business on February 21, 1995 are entitled to vote at the Meeting. Holders of Common Stock will be entitled to one vote per share. Holders of 7% PRIDES, Convertible Preferred Stock will be entitled to 4/5 of a vote per share.

                                        By Order of the Board of Directors,


                                             D. MICHAEL JONES
                                             Secretary



February 24, 1995

                          REYNOLDS METALS COMPANY
                                __________

                              PROXY STATEMENT
                                    FOR
                      ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD APRIL 19, 1995
                                __________


                       PROXY SOLICITATION AND VOTING

     This Proxy Statement is furnished to holders of shares of Common Stock, without par value (the "Common Stock"), and 7% PRIDES, Convertible Preferred Stock (the "PRIDES"), of Reynolds Metals Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 19, 1995 and at any adjournments thereof.

     Proxies may be solicited by mail, telephone, telegraph or other electronic means and personal interview. The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, to aid in the solicitation of proxies. For this service, Morrow & Co., Inc. will receive a fee of $11,000, plus reimbursement of out-of-pocket expenses. Brokers, banks and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock and PRIDES. All costs of the solicitation will be borne by the Company.

     Holders of Common Stock and PRIDES of record at the close of business on February 21, 1995 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote at the Meeting 62,185,902 shares of Common Stock, each entitled to one vote, and 11,000,000 shares of PRIDES, each entitled to 4/5 of a vote. Holders of shares of Common Stock and PRIDES will vote together as one class. The presence, in person or by proxy, of Stockholders entitled to cast at least a majority of the votes which all Stockholders are entitled to cast will constitute a quorum. The affirmative vote of Stockholders representing a majority of the votes cast is required for the election of the Nominees (Item 1) and the approval of Item 2. Abstentions will be treated as votes against an item. "Non-votes" (in which a nominee holding shares for a beneficial owner votes on certain matters pursuant to discretionary authority or instructions from the beneficial owner but does not vote on other matters for which the nominee has not received instructions from the beneficial owner and may not exercise discretionary voting authority, the latter being termed "non-votes") will have no effect on the vote.

     Any Stockholder giving a proxy has the power to revoke it at any time before its use. If a proxy is properly signed and is not revoked by the Stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the Stockholder, or where no instructions are given, such shares will be voted FOR Items 1, 2 and 3.

     It is anticipated that proxy materials will first be mailed to Stockholders on or about March 6, 1995.


                      ITEM 1.  ELECTION OF DIRECTORS

Information Concerning the Nominees

      Effective April 19, 1995, the Board of Directors will consist of sixteen persons. Unless otherwise instructed on the proxy, the shares represented by proxies will be voted for the election of the sixteen Nominees named below as Directors of the Company for the ensuing year. If any Nominee becomes unavailable to serve as a Director for any reason, the shares represented by such proxies may be voted for a substitute Nominee designated by the Board of Directors.

      Eleven of the Nominees were elected at the 1994 Annual Meeting of Stockholders. James M. Ringler was elected by the Board of Directors effective June 17, 1994. Patricia C. Barron was elected by the Board of Directors effective November 16, 1994. William H. Joyce was elected by the Board of Directors effective February 15, 1995. Mylle Bell Mangum and D. Larry Moore have been nominated to serve as Directors effective upon election at the 1995 Annual Meeting of Stockholders. David P. Reynolds and Thomas A. Graves, Jr., Directors since 1945 and 1977, respectively, will retire from the Board of Directors and not stand for reelection. Gerald Greenwald, elected a Director in 1991, resigned from the Board of Directors effective August 31, 1994 due to the demands of his new position as Chairman and Chief Executive Officer of UAL Corp.

     The following table sets forth the names, ages and principal occupations of, and certain other information regarding, the Nominees:

                                                                  Director
Name-Age-Principal Occupation-Other Information                     Since

PATRICIA C. BARRON (52)                                               1994
     Vice President, Xerox Corporation, a manufacturer of office systems and equipment, and President, Engineering Systems
     Division, Xerox Corporation, since 1993.  President, Office
     Products Division, Xerox Corporation, 1992-1993.  Director,
     Corporate Information Management, Xerox Corporation, 1990-1992. Director, Quaker Chemical Corporation and Rochester Telephone Corporation.

WILLIAM O. BOURKE (67)                                                1982
     Retired. Chairman of the Board and Chief Executive Officer of the Company, 1988-1992. Director, Merrill Lynch & Co., Inc.,
     Premark International, Inc. and Sonat Inc.

YALE M. BRANDT (64)                                                   1988
     Vice Chairman of the Board of the Company since May 1992.
     Executive Vice President, Fabricated Industrial Products of the Company, 1990-1992.

JOHN R. HALL (62)                                                     1985
     Chairman of the Board and Chief Executive Officer, Ashland Inc., a petroleum refiner and supplier of petroleum products, since
     1981. Director, Banc One Corporation, The Canada Life Assurance Company, CSX Corporation and Humana Inc.

ROBERT L. HINTZ (64)                                                  1986
     Chairman of the Board, R. L. Hintz & Associates, a management services firm, since 1989. Director, The Chesapeake Corporation, Scott & Stringfellow, Inc. and Ashland Coal, Inc.

RICHARD G. HOLDER (63)                                                1984
     Chairman of the Board and Chief Executive Officer of the Company since May 1992. President and Chief Operating Officer of the Company, 1988-1992. Director, Universal Corporation and CPC
     International Inc.

WILLIAM H. JOYCE (59)                                                 1995
     President and Chief Operating Officer, Union Carbide Corporation, a manufacturer of chemicals and plastics, since 1993. Executive
     Vice President, Operations, Union Carbide Corporation, 1992-1993. Executive Vice President, Union Carbide Chemicals and Plastics Company Inc., a wholly-owned subsidiary of Union Carbide
     Corporation, and Vice President, Union Carbide Corporation, 1990-1992. Director, Union Carbide Corporation and Melville Corporation.

MYLLE BELL MANGUM (46)                                                  --
     Executive Vice President, Strategic Management, Holiday Inn Worldwide, a subsidiary of Bass PLC engaged in the operation of hotels worldwide, since 1992. Director, Corporate Planning and Development, BellSouth Corporation, 1987-1992. Director, Holiday
     Inn Worldwide, Carpenter Technology Corporation and
     Scientific-Atlanta, Inc.

                                                                  Director
Name-Age-Principal Occupation-Other Information                     Since

D. LARRY MOORE (58)                                                     --
     President and Chief Operating Officer, Honeywell Inc., a global manufacturer of automation and control systems, since April 1993. Executive Vice President and Chief Operating Officer for Space and Aviation, Honeywell Inc., 1990-1993. Director, Honeywell
     Inc., Rohr Inc. and The Geon Company.

RANDOLPH N. REYNOLDS (53)                                             1984
     Vice Chairman of the Board of the Company since January 1994. Executive Vice President, International of the Company,
     1990-1994. President, Reynolds International, Inc., a subsidiary of the Company, since 1980, and Chief Executive Officer of that subsidiary since 1981. Director, First Union Corporation.

JAMES M. RINGLER (49)                                                 1994
     President and Chief Operating Officer, Premark International,
     Inc., a diversified manufacturer of premium brand name products, since 1992. Executive Vice President, Premark International,
     Inc., 1990-1992.  Director, Premark International, Inc. and
     Thiokol Corporation.

CHARLES A. SANDERS (63)                                               1992
     Chairman, Glaxo Inc., a pharmaceutical company and subsidiary of British drug company Glaxo PLC, since March 1994. Chairman and
     Chief Executive Officer, Glaxo Inc., 1989-1994.  Director,
     Merrill Lynch & Co., Inc., Glaxo PLC and Morton International,
     Inc.

HENRY S. SAVEDGE, JR. (61)                                            1992
     Executive Vice President and Chief Financial Officer of the
     Company since May 1992.  Vice President, Finance of the Company,
     1990-1992.

JEREMIAH J. SHEEHAN (56)                                              1994
     President and Chief Operating Officer of the Company since
     January 1994. Executive Vice President, Fabricated Products of the Company, 1993-1994. Executive Vice President, Consumer and Packaging Products of the Company, 1990-1993.

ROBERT J. VLASIC (68)                                                 1987
     Chairman Emeritus, Campbell Soup Company, a manufacturer of prepared convenience foods, since November 1993. Chairman, Campbell Soup Company, 1988-1993. Director, Campbell Soup
     Company.

JOE B. WYATT (59)                                                     1992
     Chancellor, Vanderbilt University since 1982.  Director, Sonat
     Inc. and Ingram Industries, Inc.

     Randolph N. Reynolds is a nephew of David P. Reynolds. William G. Reynolds, Jr., a nephew of David P. Reynolds and the brother of Randolph N. Reynolds, is a Vice President of the Company.

Meetings and Committees of the Board

     The Board of Directors held nine meetings and one executive session in 1994. The Board has appointed from its members six standing committees of the Board, which met periodically during 1994. Incumbent Directors' attendance at meetings of the Board and of standing committees on which they served averaged over 95% during 1994. All incumbent Directors serving in 1994 attended at least 75% of such meetings.

     The Executive Committee is composed of W. O. Bourke (Chairman), Y. M. Brandt, R. G. Holder, R. N. Reynolds, H. S. Savedge, Jr. and J. J. Sheehan. It has the power to act in place of the Board of Directors during intervals between meetings of the Board and to review and approve the compensation of Directors of the Company. This committee met three times and acted five times by unanimous written consent in 1994.

     The Finance Committee is composed of H. S. Savedge, Jr. (Chairman), P.
C. Barron, W. O. Bourke,  R. L. Hintz, D. P. Reynolds, R. N. Reynolds, J.
J. Sheehan and R. J. Vlasic. Its principal function is to assist the Board in fulfilling its oversight responsibilities with respect to the raising and allocation of capital. It makes recommendations respecting long-term and short-term financings, acquisitions, dispositions, investments and major capital expenditures. It reviews the Company's capital budget, the status of capital appropriations from time to time, and the Company's insurance programs. This committee met seven times and acted once by unanimous written consent in 1994.

     The Audit Committee is composed of R. L. Hintz (Chairman), P. C. Barron, J. R. Hall, J. M. Ringler and C. A. Sanders. The principal function of the Audit Committee is to review the system of internal controls which management and the Board of Directors have established and the audit function of the Company's independent auditors and its Internal Auditing Department. In this connection, the Audit Committee recommends to the Board of Directors the firm to be engaged by the Company as its independent auditors. It reviews, among other things, audit plans and procedures, the Company's annual financial statements, the Company's policies with respect to conflicts of interest and the prohibition of the use of corporate funds or other assets for improper purposes, changes in accounting policies and the use of independent auditors for nonaudit services. This committee met three times in 1994.

     The Compensation Committee is composed of J. R. Hall (Chairman), T. A. Graves, Jr., J. M. Ringler, C. A. Sanders and J. B. Wyatt. The principal functions of the Compensation Committee are to review and recommend to the Board, or determine, the compensation paid to the Company's Executive Officers and to administer designated executive compensation plans of the Company, including the 1982, 1987 and 1992 Nonqualified Stock Option Plans and the Performance Incentive Plan. See "Report of Compensation Committee on Executive Compensation". This committee met three times and acted once by unanimous written consent in 1994.

     The Committee on Directors is composed of T. A. Graves, Jr. (Chairman), W. O. Bourke, R. G. Holder, W. H. Joyce, D. P. Reynolds, C. A. Sanders, R. J. Vlasic and J. B. Wyatt. The primary function of the Committee on Directors is to recommend to the Board of Directors persons to be considered for election to the Board. In making such recommendations, the Committee on Directors will consider nominations submitted by Stockholders. The Board of Directors has adopted a policy under which it will not elect or nominate for election or reelection to the Board of Directors any person who has attained age 70. An officer of the Company serving as a member of the Board of Directors is expected to resign as a Director at the time he ceases to be an officer, whether due to retirement or otherwise. The Board of Directors has waived this requirement with respect to W. O. Bourke, who retired in 1992. In addition, the policy provides that if a nonemployee Director has a substantial change in principal employment and/or responsibility, the Director is expected to resign effective on the last day of the month in which the next regular meeting of the Board is held, unless before that date the Board, based on a review and determination by the Committee on Directors regarding whether the Director's continued service on the Board is in the Company's best interests, approves the withdrawal of the resignation. The Committee on Directors will consider Stockholder nominations for the 1996 Annual Meeting if submitted in writing in accordance with the procedures set forth under "General Information - Stockholders' Proposals and Nominations". This committee met three times and acted twice by unanimous written consent in 1994.

     The Pension Investment Committee is composed of J. B. Wyatt (Chairman), Y. M. Brandt, W. H. Joyce, R. N. Reynolds, J. J. Sheehan and R.
J. Vlasic. It oversees the financial administration of the assets of the pension plans of the Company and certain subsidiaries, including the selection of trustees and investment managers for the assets of these plans and periodic review of investment results. It also maintains a comprehensive statement of investment policy and appoints independent auditors for each pension plan. This committee met three times and acted once by unanimous written consent in 1994.

Board Compensation and Benefits

     Directors who are not employed by the Company or any of its subsidiaries ("Outside Directors") are paid an annual retainer of $27,500 for serving as a Director, and $3,000 for serving as committee chairman, except the chairmen of each of the Audit Committee and Compensation Committee are paid $4,000. Outside Directors are also paid $1,000 for each Board and committee meeting attended, plus expenses reasonably incurred in connection with Company business.

     The Company has a Restricted Stock Plan for Outside Directors, approved by Stockholders at the 1994 Annual Meeting. Under the plan, Outside Directors are granted 1,000 shares of Common Stock subject to forfeiture and transfer restrictions ("Restricted Stock") 60 days after initial election to the Board. (Outside Directors elected to office by the Stockholders at the 1994 Annual Meeting were each granted 1,000 shares of Restricted Stock on June 1, 1994.) The restrictions expire as to 200 shares of Restricted Stock on the April 1 immediately following the date of grant (or, if later, the date that is the six-month anniversary of the date of grant). Restrictions expire as to an additional 200 shares on each successive April 1, so that by the fifth April 1 following the date of grant, restrictions on all 1,000 shares will have expired, assuming continued service by the Outside Director throughout the period. The plan provides for an additional grant of 1,000 shares of Restricted Stock to be made to each Outside Director on June 1 of the year in which the restrictions have expired as to all the shares covered by the Outside Director's previous grant under the plan (assuming the Outside Director continues to serve as an Outside Director on such June 1). If an Outside Director ceases to be a member of the Board because of death or disability or because of a Change in Control (as defined in the plan) of the Company, restrictions on 200 shares will lapse immediately, with all other shares as to which restrictions have not expired being forfeited. If an Outside Director ceases to be a member of the Board for any other reason, all shares as to which restrictions have not expired will be forfeited.

     The Company has a deferred compensation plan under which a Director may elect for each year to defer receipt of all or part of his or her retainer and meeting fees. The deferred amounts will be paid in cash after
(a) a specified year, (b) the Director ceases to be a member of the Board of Directors or (c) the Director reaches age 70, as the Director elects (except that clause (b) applies in all cases where the deferred amounts are credited with additional compensation in the form of share equivalents as described in clause (ii) in the next sentence). Amounts deferred are credited with additional compensation in the form (as elected by the Director) of (i) interest at an annual rate set by the plan committee, whose members are not eligible to participate in the plan, or (ii) a number of equivalent shares of Common Stock, together with dividend equivalents based on the dividends paid on such shares of Common Stock. Participants have the option to receive payment in a lump sum or in annual installments over a two- to ten-year period.

     The Company also has a retirement plan for Directors who are not active or retired employees of the Company or a subsidiary. The annual retirement payment is equal to the annual retainer being paid for serving as a member of the Board at the time the Director retires as a Director. Payments will begin when the Director attains age 65 or, if later, when he retires as a Director. Payments will be made quarterly and will continue for the same number of calendar quarters as the person served as a nonemployee Director. All payments will cease upon the former Director's death.

     In addition, the Company has a death benefit plan for Directors who are not active or retired employees of the Company or a subsidiary. Any such Director who serves until attaining age 65 will continue to be covered after retirement. The amount of the death benefit is $50,000.

Other Compensation

     The Company has a consulting agreement with W. O. Bourke, a Director of the Company and former Chairman of the Board and Chief Executive Officer of the Company, through April 30, 1997, providing for (i) payment of an annual fee of $100,000, (ii) reimbursement of reasonable travel and other related business expenses and (iii) making available to Mr. Bourke office space, secretarial services and a car. For 1994, Mr. Bourke received $111,051 in consulting fees and personal benefits.

     The Company has a consulting agreement with D. P. Reynolds, a Director of the Company and former Chairman of the Board and Chief Executive Officer of the Company, through April 30, 1995. The agreement provides for (i) payment of an annual fee of $200,000 (subject to increase for a particular year, if so determined in the discretion of the Compensation Committee after the close of such year, depending on the performance achieved during such year), (ii) reimbursement of reasonable travel and other related business expenses and certain club membership fees and (iii) making available to Mr. Reynolds office space, secretarial services and a car.
For 1994, Mr. Reynolds received $316,321 in consulting fees and personal benefits. As indicated above, Mr. Reynolds is retiring from the Board of Directors and will not stand for reelection at the 1995 Annual Meeting.


     ITEM 2.  APPROVAL OF AMENDMENT OF THE PERFORMANCE INCENTIVE PLAN

     The Company has a Performance Incentive Plan (the "Incentive Plan"), adopted by the Board of Directors, providing competitive cash-based incentive compensation opportunities to officers and key employees based on achievement of annual business goals. Currently, all awards under the Incentive Plan are paid in cash. On November 18, 1994, the Board of Directors authorized amendment of the Incentive Plan, subject to Stockholder approval, to permit awards to certain participants to be paid part in cash and part in shares of Common Stock of the Company to facilitate implementation of the Company's newly adopted Stock Ownership Guidelines for Officers. See "Background" and "Beneficial Ownership of Securities -- Stock Ownership Guidelines" below. If approved by Stockholders, the Incentive Plan as proposed to be amended will be effective January 1, 1996.

Background

     On November 18, 1994, the Compensation Committee of the Board of Directors approved Stock Ownership Guidelines for Officers (the "Guidelines") under which officers and certain other senior managers of the Company are expected to own Company Common Stock (or its equivalent) in an amount equal to between one and three times salary (depending on management level), as specified in the Guidelines.

     To assist individuals subject to the Guidelines (currently 26 persons, including all Executive Officers) in reaching the applicable minimum stock ownership level, the Board of Directors approved the amendment of the Incentive Plan, subject to Stockholder approval. The Incentive Plan as proposed to be amended provides that if a participant in the Incentive Plan who is subject to the Guidelines does not meet the applicable minimum stock ownership level as of the year-end (beginning December 31, 1995) immediately preceding the date of payment of an award under the Incentive Plan, the next award to the participant under the Incentive Plan will be paid part in cash and part in stock (up to one-half the value of the award but not to exceed the participant's annual rate of base salary in effect at the time of the award).

     The following summary of the Incentive Plan as currently in effect and of the Incentive Plan as proposed to be amended is subject to and qualified in its entirety by the full text of the Incentive Plan and the amendment, respectively. Any Stockholder desiring a copy of the Incentive Plan as proposed to be amended may obtain it by writing to Reynolds Metals Company, 6601 West Broad Street, P.O. Box 27003, Richmond, Virginia 23261-7003,
Attention:  Secretary.

Current Provisions of the Incentive Plan

     Administration. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed entirely of nonemployee Directors. No member of the Committee is eligible to participate in the Incentive Plan.

     Participation. Officers and key employees of the Company and its subsidiaries who are recommended by the Company's Chief Executive Officer and who are approved by the Committee are eligible to participate in the Incentive Plan during a given year. A total of 270 persons (including all current Executive Officers) were eligible to participate in the Incentive Plan in 1994.

     Awards. Under the Incentive Plan, the Company pays annual cash incentives which vary in amount from year to year, or are not paid at all, based on performance. The Incentive Plan does not specify particular performance measures that must be taken into account, leaving the determination of such measures to the Committee's discretion on an annual basis. Corporate and business unit performance measures typically take into account profitability, cash-flow and other short-term financial and operating goals established at the beginning of the year. Individual performance measures take into account the person's accomplishment of individual goals and contribution to overall corporate performance. Threshold, target and maximum award levels are established by the Committee to reward performance based on corporate, business unit and individual goals. None of the goals has a specific weight, although overall levels of corporate profitability are generally a threshold factor in determining incentive awards. See "Report of Compensation Committee on Executive Compensation -- Annual Cash Incentives".

     After the close of each year, management recommends awards for participants (other than for the Chief Executive Officer) for that year based on its assessment of corporate, business unit and individual performance for the year. The Committee makes its own assessment of corporate and individual performance in determining any award to be paid to the Chief Executive Officer. The Committee grants awards it deems appropriate after considering management's recommendations and the total annual cash compensation levels necessary to be competitive with levels paid by a comparison group of comparably-sized, capital intensive companies. In special cases of meritorious performance, after consultation with management, the Committee may make awards to individuals not previously designated as eligible for participation during the year. In addition, if a participant has died during the year, an award may be made to the participant's spouse or legal representative if the Committee so determines. All awards are paid in cash.

     A total of 336 persons received awards under the Incentive Plan for 1994. Cash awards granted for 1994 are included in the Summary
Compensation Table as bonuses.

     Deferral of Awards. Participants may defer receipt of their awards under the Incentive Plan in accordance with the provisions of the Company's New Management Incentive Deferral Plan. Under amendments to the New Management Incentive Deferral Plan effective for 1995 and 1996, when annual compensation payable to the Company's Chief Executive Officer or any of its other four most highly compensated Executive Officers would not be deductible under the Internal Revenue Code in a given year, payment of awards under the Incentive Plan will automatically be deferred to the extent necessary to make the Executive Officer's annual compensation fully deductible. Any amounts so deferred will be paid out after the Executive Officer's retirement in accordance with a schedule elected by the Executive Officer. For additional information on the deductibility of executive compensation and the New Management Incentive Deferral Plan, see "Report of Compensation Committee on Executive Compensation -- Deductibility of Compensation" and "Executive Compensation -- Certain Arrangements".

     Amendment or Termination. The Board of Directors, without Stockholder approval, may amend, suspend or terminate the Incentive Plan.

Incentive Plan as Proposed to be Amended

     Under the Incentive Plan as proposed to be amended, the current provisions of the Incentive Plan as described above will continue in effect except as set forth below.

     Form of Awards. The proposed amendment of the Incentive Plan will change the form of payment of awards to certain participants who are subject to the Guidelines. Specifically, the Incentive Plan as proposed to be amended provides that if a participant in the Incentive Plan who is subject to the Guidelines does not meet the applicable minimum stock ownership level of the Guidelines as of the December 31 (beginning no earlier than December 31, 1995) immediately preceding the date of payment of an award under the Incentive Plan, the next award to the participant under the Incentive Plan will be paid part in cash and part in the form of shares of Company Common Stock. Awards to all other participants in the Incentive Plan will continue to be paid entirely in cash. The number of shares issued will be equal to the number of shares that would have been necessary to bring the participant into compliance with the Guidelines as of the December 31 immediately preceding the date of payment of the award, except that no more than one-half of the value of a participant's award (not to exceed the participant's annual rate of base salary in effect at the time of the award) may be paid in the form of stock. The portion of the cash award to be paid in stock will be converted into shares based on the arithmetic average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite Transactions on the day preceding the date on which the award is paid. Any fractional share will be paid in cash. The amendment of the Incentive Plan will have no effect on the size of any award granted to any participant.

     The mandatory share award provision will not apply to the extent the participant has already elected under the Company's New Management Incentive Deferral Plan to defer a portion of his or her award under the Incentive Plan and to have such deferred award credited with additional income based on shares of phantom stock of the Company. Also, to the extent a participant is subject to a mandatory deferral of the payment of part or all of an award under the Incentive Plan (to avoid the loss of tax deductions by the Company under the Internal Revenue Code), the mandatory deferral will apply first to the part of the award that is payable in cash. To the extent the award that would be paid in shares of stock remains subject to the mandatory deferral, the payment that would otherwise be made in the form of shares will instead be deferred under the New Management Incentive Deferral Plan to earn income based on shares of phantom stock of the Company. See "Executive Compensation -- Certain Arrangements".

     Amendment or Termination. Under the Incentive Plan as proposed to be amended, the Board of Directors may amend, suspend or terminate the Incentive Plan. Notwithstanding the foregoing, the Board of Directors may, in any circumstance where it deems such approval necessary or desirable, and will, to the extent necessary to maintain compliance with Rule 16b-3 under the Securities Exchange Act of 1934 as in effect from time to time, require Stockholder approval as a condition to the effectiveness of any amendment or modification of the Incentive Plan.

     Number of Shares. The Board of Directors has initially reserved 100,000 shares of Common Stock for issuance under the Incentive Plan as proposed to be amended, subject to Stockholder approval of the amendment. However, the number of shares which may be issued in a particular year or over the term of the Incentive Plan, as well as the number of participants who may be required to receive part of their awards in the form of shares of stock, is not currently determinable.

     Shares of stock reserved for issuance under the Incentive Plan as proposed to be amended will be subject to adjustment for stock dividends, stock splits, mergers, consolidations or other recapitalizations or reorganizations of the Company. The shares may be authorized but unissued shares, shares reacquired by the Company or a combination of both.

     The table below sets forth information with respect to the amount and form of awards (i.e., cash or cash and shares of stock) which would have been received by the specified named individuals and groups for 1994, assuming (i) the Incentive Plan as proposed to be amended had been in effect for 1994 and (ii) the Guidelines had imposed the mandatory share award provision on participants subject to the Guidelines who did not meet the applicable minimum stock ownership levels as of December 31, 1994. The aggregate amount of the award for each of the specified named individuals is the same as shown in the bonus column for 1994 in the Summary Compensation Table on page 18.

                             NEW PLAN BENEFITS

                        PERFORMANCE INCENTIVE PLAN
                         AS PROPOSED TO BE AMENDED
                                                     Incentive Award
                                               ---------------------------
            Name and Position                  Cash       Number of Shares
            -----------------                  ----       ----------------

R. G. Holder, Chairman of the Board and
  Chief Executive Officer                    $400,000         0   shs.
J. J. Sheehan, President and Chief
  Operating Officer                           102,528       1,938 shs.
Y. M. Brandt, Vice Chairman of the Board      155,000         0   shs.
R. N. Reynolds, Vice Chairman of the Board;
  President and Chief Executive Officer,
  Reynolds International, Inc.                160,000         0   shs.
H. S. Savedge, Jr., Executive Vice
  President and Chief Financial Officer       145,000         0   shs.
J. W. Wagner, Executive Vice President, Raw
  Materials, Metals and Industrial Products    72,508       1,371 shs.
Executive Officer Group (24 persons)        1,835,987      12,161 shs.
Non-Executive Officer Director Group
  (11 persons)                                    0           0   shs.
Non-Executive Officer Employee Group
  (2 persons)                                  73,315         221 shs.

     On February 23, 1995, the last reported sale price of the Company's Common Stock on the New York Stock Exchange Composite Transactions Tape was $52 1/8 per share.

     The Board of Directors recommends that Stockholders vote FOR the approval of the Incentive Plan as proposed to be amended. Shares represented by proxies will be voted for approval unless instructions to the contrary are given on the proxy. If the Incentive Plan as proposed to be amended is not approved by Stockholders, the current provisions of the Incentive Plan will continue in effect, and all payments thereunder will be made in cash.


        ITEM 3.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 1995 and is submitting this matter to Stockholders for their ratification. Ernst & Young LLP served as the Company's independent auditors in 1994 and in prior years. If Stockholders do not ratify the selection of Ernst & Young LLP, other independent auditors will be considered. One or more partners of the firm of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions that may be asked by Stockholders.

     The Board of Directors of the Company recommends that Stockholders vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 1995. Shares represented by proxies will be voted for approval unless instructions to the contrary are given on the proxy.


                      ITEM 4.  OTHER PROPOSED ACTION

     The Board of Directors is not aware that any matters other than those stated in this Proxy Statement will come before the Annual Meeting. Should any matters requiring the vote of Stockholders arise, it is intended that shares represented by proxies will be voted in accordance with the discretion of the person or persons holding the proxy.

                    BENEFICIAL OWNERSHIP OF SECURITIES

Principal Holders

     Stockholders who were known to the Company to own beneficially more than five percent of any class of voting securities of the Company at February 21, 1995 are set forth in the following table. Under the rules of the Securities and Exchange Commission ("SEC"), "beneficial ownership" is deemed to include any shares with respect to which the person, directly or indirectly, has or shares voting and/or investment power, whether or not such shares are held for the person's benefit.

                                                Amount and
                                                Nature of
                                                Beneficial
                                                Ownership         Percent
                                                (Number of          of
                               Title of Class     Shares)          Class
                               --------------   ----------        -------

Wellington Management Company   Common Stock    8,822,917(1)      14.2%
75 State Street
Boston, Massachusetts  02109

FMR Corp.                       Common Stock    8,811,121(2)      13.7%(2)
82 Devonshire Street
Boston, Massachusetts  02109

Vanguard/Windsor Fund, Inc.     Common Stock    5,262,700(3)       8.5%
P. O. Box 2600
Valley Forge,
  Pennsylvania  19482

Franklin Resources, Inc.        Common Stock    3,266,863(4)       5.2%(4)
777 Mariners Island Blvd.
San Mateo, California  94404

____________________
[FN]
(1) As reported in an Amendment No. 3 dated January 30, 1995 to a Schedule 13G dated February 10, 1993 filed with the SEC. Based on the information contained in such filing, of the number of shares of Common Stock shown as beneficially owned, Wellington Management Company, an investment advisor and parent holding company, has shared voting power with respect to 710,518 shares, shared dispositive power with respect to all of the shares, and sole voting and dispositive power with respect to none of the shares. The reported shares are owned by a variety of investment advisory clients of Wellington Management Company, including Vanguard/Windsor Fund, Inc. See footnote (3).
(2)  As reported in an Amendment No. 3 dated February 13, 1995 to a
     Schedule 13G dated April 10, 1992 filed with the SEC. Based on the information contained in such filing, of the shares of Common Stock shown as beneficially owned, FMR Corp., a parent holding company, has sole voting power with respect to 396,943 shares, sole dispositive power with respect to all of the shares, and shared voting and dispositive power with respect to none of the shares. The filing indicates that it was filed jointly on behalf of FMR Corp., Edward C. Johnson 3d, chairman of FMR Corp., and Fidelity Management & Research Company, an investment advisor and wholly-owned subsidiary of FMR Corp. The reported shares include 2,353,564 shares of Common Stock that would result upon conversion of 2,870,200 shares of PRIDES.
     (Each share of PRIDES may be converted into .82 of a share of Common Stock.) The percentage figure assumes 2,353,564 additional shares of Common Stock would be outstanding as a result of such conversion.
(3)  As reported in an Amendment No. 2 dated February 10, 1995 to a
     Schedule 13G dated February 10, 1993 filed with the SEC. Based on the information contained in such filing, Vanguard/Windsor Fund, Inc., an investment company, has sole voting and shared dispositive power with respect to all of the reported shares, and shared voting and sole dispositive power with respect to none of the reported shares.
(4) As reported in a Schedule 13G dated February 6, 1995 filed with the SEC. Based on the information contained in such filing, of the number of shares of Common Stock shown as beneficially owned, Franklin Resources, Inc., a parent holding company, has sole voting power with respect to 3,147,963 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to 101,900 shares and shared dispositive power with respect to all of the shares. The reported shares include 437,609 shares of Common Stock that would result upon conversion of 533,670 shares of PRIDES. The percentage figure assumes 437,609 additional shares of Common Stock would be outstanding as a result of such conversion. The reported shares are held by Franklin Resources Inc., its subsidiaries and investment companies advised by such subsidiaries, including, among others, various Franklin and Templeton funds.
b[/FN]

Directors, Nominees and Executive Officers

     The following table sets forth the beneficial ownership (as defined above), as of February 21,
1995, of the Company's voting securities by each Director and Nominee, each of the Executive
Officers named in the Summary Compensation Table, and all Directors and Executive Officers of the
Company as a group.
                                                            Amount and Nature
                                                          Of Beneficial Ownership
                                                            (Number of Shares)
                                                ---------------------------------------------------
                                                Sole Voting   Shared Voting
                                                   and/or        and/or                     Percent
                                                Investment     Investment                    of
                                 Title of Class  Power(1)         Power(2)   Total(3)       Class(4)
                                 -------------- -----------   ------------   --------       --------
Directors, Nominees and
Certain Executive Officers
Patricia C. Barron               Common Stock       1,000           ---         1,000
William O. Bourke                Common Stock     305,600        23,786       329,386         0.5%
Yale M. Brandt                   Common Stock     129,429        19,628       149,057         0.2%
Thomas A. Graves, Jr.            Common Stock       1,718           ---         1,718
John R. Hall                     Common Stock       4,200           ---         4,200
Robert L. Hintz                  Common Stock       1,500           ---         1,500
Richard G. Holder                Common Stock     329,594        20,934       350,528         0.6%
William H. Joyce                 Common Stock         ---           ---           ---
Mylle Bell Mangum                Common Stock         ---           ---           ---
D. Larry Moore                   Common Stock         ---           ---           ---
David P. Reynolds                Common Stock     506,758     1,119,831     1,626,589         2.6%
                                 PRIDES(5)            ---       195,000       195,000         1.8%
Randolph N. Reynolds             Common Stock     194,124       168,030       362,154         0.6%
James M. Ringler                 Common Stock       1,000           ---         1,000
Charles A. Sanders               Common Stock       3,000           ---         3,000
Henry S. Savedge, Jr.            Common Stock      59,293         3,130        62,423
Jeremiah J. Sheehan              Common Stock      65,500           693        66,193        0.11%
Robert J. Vlasic                 Common Stock       4,000         2,000         6,000
J. Wilt Wagner                   Common Stock      50,000         2,510        52,510
Joe B. Wyatt                     Common Stock       1,500           ---         1,500
All Directors and
  Executive Officers
  as a group (35 in
  number)                        Common Stock   2,234,349     1,409,802     3,644,151         5.9%
                                 PRIDES(5)            200       195,000       195,200         1.8%
__________________

(1)  Reported in this column are shares held of record individually or held in the name of a bank, broker or nominee for the person's account and other shares with respect to which Directors,
     Nominees and Executive Officers (or their spouses, minor children or other relatives who share their home) have sole voting and/or investment power, including shares held as sole trustee or custodian for the benefit of others.  Also included in this column are the following shares of the Company's Common Stock which may be acquired within 60 days after February 21, 1995 under the Company's 1982, 1987 and 1992 Nonqualified Stock Option Plans:  W. O. Bourke, 280,000
     shares; Y. M. Brandt, 129,329 shares; R. G. Holder, 278,000 shares; R. N. Reynolds, 115,000 shares; H. S. Savedge, Jr., 50,250 shares; J. J. Sheehan, 61,500 shares; J. W. Wagner, 50,000 shares; and all Directors and Executive Officers as a group, 1,493,779 shares.
(2)  Reported in this column are shares with respect to which Directors, Nominees and Executive
     Officers (or their spouses or minor children) share voting and/or investment power, including shares held jointly with others or as co-trustee for the benefit of others and shares credited as of December 31,  1994 to the accounts of participants under the Company's Savings and
     Investment Plan for Salaried Employees and Tax Reduction Act Stock Ownership Plan for Salaried
     Employees.
(3)  Each Director, Nominee and Executive Officer disclaims beneficial ownership of all securities which are not held for his or her benefit.  Each of W. O. Bourke, J. R. Hall, R. G. Holder, R.
     N. Reynolds and J. J. Sheehan also disclaims beneficial ownership of the following shares of
     Common Stock of the Company held by his wife:  Mrs. W. O. Bourke, 400 shares; Mrs. J. R. Hall,
     200 shares; Mrs. R. G. Holder (as trustee and co-trustee of trusts for the benefit of her daughters), 11,100 shares; Mrs. R. N. Reynolds, 1,806 shares; and Mrs. J. J. Sheehan, 4,000 shares.  R. N. Reynolds also disclaims beneficial ownership of 4,986 shares held by two sons.
     An Executive Officer not named in the table disclaims beneficial ownership of 140 shares held by his wife as custodian for the benefit of a son.  Another Executive Officer not named in the table disclaims beneficial ownership of 200 shares of PRIDES held by his wife.  All disclaimed shares are included in the table.
(4)  Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.1%
     of the outstanding shares.
(5)  Each share of PRIDES may be converted into .82 of a share of Common Stock.

Stock Ownership Guidelines

     The Company has established Stock Ownership Guidelines for Officers under which officers and certain other senior managers of the Company are expected to maintain a significant ownership position in Company Common Stock (or its equivalent, including phantom stock under incentive and salary deferral plans). Under the guidelines, the following individuals are expected to own at least the following amount of Company Common Stock: the Chief Executive Officer: three times salary; the President, any Vice Chairman of the Board, and any Executive Vice President: two times salary; and any other officer or senior manager of the Company subject to the
Guidelines: one times salary. No specific period of time is established within which the minimum level must be reached, although each individual subject to the Guidelines is expected to meet the applicable minimum stock ownership level as soon as reasonably practicable. To facilitate compliance with the guidelines, the Board of Directors has authorized amendment of the Company's Performance Incentive Plan, subject to Stockholder approval, to permit awards to participants who do not meet the applicable minimum stock ownership level to be paid part in cash and part in shares of Common Stock of the Company. See Item 2 above.

     The Company has also established Stock Ownership Guidelines for Outside Directors under which each Outside Director is expected to own at least 1,500 shares of Company Common Stock (or its equivalent, including share equivalents under a deferred compensation plan). No specific period of time is established within which the minimum level must be reached. The Board of Directors believes it appropriate that the Committee on Directors consider an Outside Director's failure to make reasonable progress toward meeting the minimum level in weighing the Outside Director's renomination to the Board.


        REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Stockholders
Reynolds Metals Company

     The Compensation Committee of the Board of Directors (the "Committee") has general oversight responsibilities for compensation paid to Executive Officers.

     The Company's executive compensation program is designed to help the Company become the premier supplier and recycler of aluminum and other products in the global markets it serves by (i) building and retaining a management team with exceptional abilities and (ii) focusing management's attention, energy and skill on achieving short-term business goals, securing profitable growth and maximizing long-term shareholder interests. The key elements of the program are base salary and variable compensation consisting of annual cash incentives and stock option awards. Annual cash incentives are highly leveraged against performance, with lower incentive awards payable as performance drops below preestablished goals and relatively higher incentive awards payable for superior performance. The higher the executive grade level, the greater the proportion of compensation contingent on the accomplishment of business objectives.

     The Committee meets regularly with management and periodically with an independent compensation consultant to review the Company's executive compensation program. In its review, the Committee compares the total compensation of the Company's Executive Officers to that of a comparison group of companies. The comparison group currently consists of 30 comparably sized, capital intensive companies about which the Company's independent consultant has comprehensive compensation data. The group includes three of the companies in the aluminum and metals industry peer group against which the Company's shareholder return is measured in the Performance Graphs on page 17. Differences in size among the comparison group are adjusted by regression analysis based on sales levels. The Committee believes the comparison group, which is a more varied selection of companies than the industry peer group, is a representative sample of types of companies which are the Company's most direct competitors for executive talent. The Company targets individual components of executive compensation against the comparison group but has no specific target for total compensation.

     Deductibility of Compensation. The Committee reviews, with the assistance of appropriate corporate personnel, the impact of changes in regulatory requirements on executive compensation. In 1994, the Committee focused on the possible effects of the Omnibus Budget Reconciliation Act of 1993, which limits the deductibility by the Company of certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and the other four most highly compensated Executive Officers. At the Committee's recommendation, the Board of Directors adopted amendments to the Company's New Management Incentive Deferral Plan and Salary Deferral Plan for Executives to add mandatory deferral features which will take effect when annual compensation payable to any of these five Executive Officers would not be deductible. (For a description of the plans as amended, see "Executive Compensation -- Certain Arrangements".) The amendments are intended to be an interim measure for avoiding the loss of tax deductions, pending the adoption of final regulations by the Internal Revenue Service. Compensation paid to Executive Officers for 1994 was fully deductible. Based on currently available information and in view of the plan amendments described above, executive compensation paid in 1995 should also be fully deductible. For purposes of the proposed regulations, the Committee is composed entirely of "outside directors", and stock option awards under the Company's existing plan qualify as performance-based compensation not subject to the $1 million cap. The Committee will continue to monitor this area and to assess various alternatives to minimize or eliminate any loss of tax deductions in future years, provided the alternatives are consistent with the objectives of the Company's executive compensation program.

     Salaries. The Company pays salaries to Executive Officers which, beginning in 1995, are targeted to be at the size-adjusted median for the comparison group. For 1994, salaries were targeted to be somewhat below the size-adjusted median for the comparison group. The Committee modified the target based on information provided by the Company's independent compensation consultant, which indicated that the comparison group used by the Company, consisting of a large number of companies in cyclical industries, generally has base salary levels below general industry levels. The Committee therefore believed that the Company's policy should not target base salaries below the median of the current comparison group.

     Each year management recommends to the Committee the salaries of all Executive Officers (other than the Chief Executive Officer). The Committee makes its own assessment of the Chief Executive Officer's salary. In its review, the Committee considers the Executive Officer's job responsibilities and performance, the business outlook for the Company, the general state of the economy and pay practices of the comparison group, including salary data provided by the Company's independent compensation consultant. Based on its review, the Committee makes recommendations to the Board as it deems appropriate.

     Salaries paid to Executive Officers in 1994 were somewhat below the size-adjusted median for the comparison group, due principally to the holdover effects of a salary freeze implemented for 1993 as a cost-saving measure, combined with the Company's policy for 1994 that the average time between increases in base salary rates be 24 months or greater, except in the case of promotions involving increased responsibilities. In addition, a salary freeze remained in effect in 1994 for Executive Officers at the level of Executive Vice President and above (except in the case of promotions involving increased responsibilities). As a result, three of the Executive Officers named in the Summary Compensation Table (Messrs. Holder, Brandt and Savedge) did not receive an increase in base salary rate in 1994 (although 1994 data for Mr. Savedge include twelve full months for a promotional increase given during 1993); the other three (Messrs. Sheehan, Reynolds and Wagner) received increases as a result of promotions. See footnotes (6)-(9) to the Summary Compensation Table.

     Annual Cash Incentives. The Company has a Performance Incentive Plan under which it pays Executive Officers and other key employees annual cash incentives which vary in amount from year to year, or are not paid at all, based on performance. For a detailed description of the current provisions of the Plan and of the Plan as proposed to be amended, subject to Stockholder approval, see Item 2 above.

     The Plan does not specify particular performance measures that must be taken into account, leaving the determination of such measures to the Committee's discretion on an annual basis. Corporate and business unit performance measures typically take into account profitability, cash-flow and other short-term financial and operating goals established at the beginning of the year. For 1994, such goals included achieving the Company's 1994 profit plan; accomplishing a new performance improvement goal at an annual rate of $200 million by the end of the year; improving customer satisfaction; improving employee empowerment and satisfaction; reducing cycle time on significant products and work processes; improving cash management; and updating the corporate blueprint for strategic, profitable growth. Individual performance measures take into account the person's accomplishment of individual goals and contribution to overall corporate performance for the year. Threshold, target and maximum award levels are established by the Committee to reward performance based on corporate, business unit and individual goals. None of the goals has a specific weight, although overall levels of corporate profitability are generally a threshold factor in determining incentive awards.

     After the close of each year, management recommends cash awards for Executive Officers (other than the Chief Executive Officer) for that year based on its assessment of corporate, business unit and individual performance for the year. The Committee makes its own assessment of corporate and individual performance in determining any cash award to be paid to the Chief Executive Officer. The Committee grants cash awards it deems appropriate after considering management's recommendations and the total annual cash compensation levels necessary to be competitive with levels paid by the comparison group. When performance is superior, annual cash incentives are targeted to be such that total annual cash compensation paid (i.e., salary and incentive for the year) will be in the top quartile of the comparison group. Conversely, poor performance will result in total annual cash compensation in the bottom quartile of the comparison group.

     For 1994, management recommended that the Committee grant incentive awards under the Plan. The principal factor taken into account was the Company's return to profitability. The Committee accepted the recommendation and granted awards to Executive Officers in the range of 35% of the targeted maximum incentive opportunity payable under the Plan.

     Stock Options. The Company maintains a 1992 Nonqualified Stock Option Plan, under which the Committee grants annually to Executive Officers and other key employees options to purchase Common Stock of the Company. The options provide a long-term incentive to build the Company's businesses and align management's objectives with shareholders' interests by rewarding management only when shareholder value is created. All options granted under the 1992 Plan are exercisable no earlier than one year or later than ten years from the date of grant at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Except for required adjustments to reflect changes in the Company's capital structure, such as stock splits, the Company has never adjusted the price nor amended the financial terms of outstanding options. As a result, Executive Officers cannot benefit from stock price appreciation unless shareholders also benefit. The ten-year Performance Graph on page 17, which compares the Company's shareholder return over the last ten years with that of the S&P 500 Stock Index and an aluminum and metals industry peer group, corresponds to the term of the stock options.

     Stock options are currently the Company's sole incentive tied to long-term performance. The size of the option award granted to each Executive Officer is based on a stock option grant schedule, approved by the Committee, which allocates shares authorized for stock options under the 1992 Plan to eligible employees based on salary grade and long-term incentive compensation data provided by the Company's independent compensation consultant. The schedule is used as a guide for what a typical award might be for each eligible employee, including each Executive Officer, while actual awards may vary based on the experience, achievements and anticipated future contributions to the Company of each individual. (The number of options and shares currently held by an optionee is not a factor in determining individual grants.) The schedule was adjusted for 1994 to target awards nearer to the size-adjusted median for long-term compensation in the comparison group of companies, using values based on option pricing models provided by the Company's compensation consultant.
As a result of the adjustment, stock option awards to Executive Officers in 1994 averaged approximately 5% above the median. (In 1993, the awards had averaged approximately 20% below the median.) In approving the schedule and the size of the awards for 1994, the Committee's decisions were based on its own judgment exercised within the framework described above, rather than on any particular corporate performance measure.

     Chief Executive Officer Compensation. Compensation for the Company's Chief Executive Officer is established in accordance with the executive compensation philosophy and policies described above.

     In an enhancement to the Company's corporate governance practices, beginning for 1994, the Board of Directors meets after the close of each year in executive session to review the performance of the Company generally, senior management as a group and the Chief Executive Officer individually. The Chairman of the Committee acts as "lead director" for this executive session.

     Mr. Holder's salary level is generally the result of: (i) the salary grade level assigned to his position, which takes into account knowledge and level of responsibility; (ii) time in his current position and individual performance; (iii) salary data provided by the Company's independent compensation consultant; and (iv) salary budget guidelines for the year which take into account the business outlook for the Company. By design, Mr. Holder's salary should be at the size-adjusted median for the comparison group, consistent with the Company's executive compensation philosophy. At Mr. Holder's request, Mr. Holder's base salary for 1994 remained at the same level as in 1993 and 1992, consistent with the freeze on salaries of all Executive Officers at the level of Executive Vice President and above, which was continued from 1993 as a cost-saving measure. Due to the salary freeze, Mr. Holder's salary during 1994 was more than 24% below the size-adjusted median for the comparison group.

     The Committee approved a cash incentive award to Mr. Holder for 1994 under the Performance Incentive Plan of $400,000. In making this award, the Committee noted Mr. Holder's vision and initiative in overseeing the Company's return to profitability in 1994. Under Mr. Holder's leadership, the Company had profit before tax of $190.1 million in 1994, compared to a loss of $515.1 million in 1993. The Company also exceeded its 1994 performance improvement goal to achieve performance improvements at an annual rate of $200 million, pretax, by year-end. In addition, the Company implemented customer and employee satisfaction measurement processes and completed several strategic transactions which should better position the Company to achieve its goal of long-term strategic growth. These included, among others, (i) the public offering of $505 million of preferred stock which provided funding for a portion of the Company's 1994 capital expenditure program and supported strategic expansion of its core businesses, particularly in cans and wheels; (ii) the purchase of Bev-Pak, Inc., which strengthened the Company's can-manufacturing position in the Midwest; (iii) the sale of the Company's 40% interest in the Boddington Gold Mine in Western Australia; and (iv) the acquisition of an additional 6% equity interest (bringing the Company's stake to 56%) in the Worsley Joint Venture bauxite and alumina operation in Western Australia.

     The Committee approved a 1994 stock option grant to Mr. Holder of 65,000 shares, which was at the scheduled amount for his salary grade level. The grant was lower than for the prior year, which reflected special consideration for Mr. Holder's first full year as Chief Executive Officer and the Committee's determination to weight his 1993 compensation package toward long-term objectives and to recognize the role he played in restructuring activities and achieving substantial progress toward performance improvement targets.

      The members of the Committee during 1994 were J. R. Hall (Chairman),
T. A. Graves, Jr., R. L. Hintz, C. A. Sanders and R. J. Vlasic. Effective January 1, 1995, the membership of the Committee was reconstituted to consist of J. R. Hall (Chairman), T. A. Graves, Jr., J. M. Ringler, C. A. Sanders and J. B. Wyatt.

                          COMPENSATION COMMITTEE
                          John R. Hall, Chairman
                          Thomas A. Graves, Jr.
                          Robert L. Hintz
                          James M. Ringler
                          Charles A. Sanders
                          Robert J. Vlasic
                          Joe B. Wyatt

February 24, 1995
Richmond, Virginia

                            PERFORMANCE GRAPHS

     Following are two line graphs comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the S&P 500 Stock Index and a peer group which consists of companies included by S&P in its published indices for the Aluminum Industry (Alcoa, Alcan and the Company) and the Metals Industry (ASARCO, Amax (1), Cypress Minerals, Inco and Phelps Dodge). The returns of each component company in the peer group were weighted according to the respective company's stock market capitalization. The first graph compares the returns over a five-year period; the second compares the returns over a ten-year period, which corresponds to the term of the stock options granted to Executive Officers during 1994. See "Executive Compensation - Stock Option Grants in 1994".

     The graphs assume that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1989 and December 31, 1984, respectively, and that all dividends were reinvested. Since December 31, 1989, the cumulative total shareholder return on the Company's Common Stock was 5%; since December 31, 1984, the return was 272%.

                   COMPARISON OF CUMULATIVE TOTAL RETURN
             COMPANY, S&P 500, AND ALUMINUM & METALS INDUSTRY

Measurement Period       Company      S&P 500          Aluminum &
(Fiscal Year Covered)                                  Metals
                                                       Industry


Measurement Pt-12/31/89  $100         $100             $100

FYE 12/31/90             $110         $97              $92
FYE 12/31/91             $109         $126             $101
FYE 12/31/92             $109         $136             $106
FYE 12/31/93             $ 96         $150             $112
FYE 12/31/94             $105         $152             $135

                   COMPARISON OF CUMULATIVE TOTAL RETURN
             COMPANY, S&P 500, AND ALUMINUM & METALS INDUSTRY

Measurement Period       Company      S&P 500          Aluminum &
(Fiscal Year Covered)                                  Metals
                                                       Industry


Measurement Pt-12/31/84  $100         $100             $100

FYE 12/31/85             $116         $132             $105
FYE 12/31/86             $126         $156             $ 99
FYE 12/31/87             $303         $164             $158
FYE 12/31/88             $343         $191             $201
FYE 12/31/89             $353         $252             $237
FYE 12/31/90             $387         $244             $218
FYE 12/31/91             $386         $318             $240
FYE 12/31/92             $385         $343             $251
FYE 12/31/93             $337         $377             $265
FYE 12/31/94             $372         $382             $320

- -------------------

(1) Amax was deleted from the published Metals Industry Index effective upon the merger of Amax with Cyprus Minerals in 1993.

                                       EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth for each of the last three fiscal years the total annual and long-term compensation of the Company's Chief Executive Officer and its other five most highly compensated Executive Officers who were serving as Executive Officers at December 31, 1994:

                                                       Annual                Long-Term
                                                   Compensation             Compensation
                                           ------------------------------   ------------
                                                                               Awards
                                                                   Other     -----------
                                                                   Annual    Securities    All Other
                                                                   Compen-   Underlying     Compen-
     Name and                              Salary       Bonus      sation    Options/SARs   sation
 Principal Position           Year           ($)        ($)(1)     ($)(2)      (#)(3)       ($)(4)
- --------------------------    -------      ------      -------     -------   ------------  ---------

Richard G. Holder,
Chairman of the Board and     1994        $575,000    $400,000     $3,858     65,000 shs.   $25,056
Chief Executive Officer,      1993         575,000      -0-        -0-        80,000 shs.    25,516
Reynolds Metals Company       1992(5)      541,667      -0-        -0-        30,000 shs.    23,099

Jeremiah J. Sheehan,
President and Chief           1994(6)     $348,750    $205,000     $  375     30,000 shs.   $23,718
Operating Officer,            1993         280,000      -0-        -0-        19,000 shs.     8,820
Reynolds Metals Company       1992         271,667      -0-        -0-        12,000 shs.     8,400

Yale M. Brandt,
Vice Chairman of the          1994        $375,000    $155,000     $  613     25,000 shs.   $12,556
Board, Reynolds Metals        1993         375,000      -0-        -0-        21,000 shs.    12,406
Company                       1992         366,667      -0-        -0-        16,000 shs.    11,918

Randolph N. Reynolds,
Vice Chairman of the          1994(7)     $347,083    $160,000     $3,038     25,000 shs.   $16,713
Board, Reynolds Metals        1993         315,000      -0-        -0-        19,000 shs.    12,457
Company; President and        1992         306,667      -0-        -0-        16,000 shs.    11,637
Chief Executive Officer,
Reynolds International, Inc.

Henry S. Savedge, Jr.,
Executive Vice President      1994        $265,000    $145,000     $-0-       22,500 shs.   $10,951
and Chief Financial Officer,  1993(8)      262,083      -0-         -0-       20,000 shs.    10,868
Reynolds Metals Company       1992(8)      220,000      -0-         -0-        7,500 shs.     9,600

J. Wilt Wagner,
Executive Vice President,     1994(9)     $265,000    $145,000     $  527     22,500 shs.   $10,951
Raw Materials, Metals and     1993         230,000       -0-        -0-       19,000 shs.     9,917
Industrial Products,          1992(9)      215,667       -0-        -0-        8,000 shs.     9,481
Reynolds Metals Company

____________________

(1) Amounts shown in this column are cash awards granted under the Company's Performance Incentive
    Plan.
(2) Amounts shown in this column represent tax reimbursements for certain travel expenses.
(3) Option awards were granted under the Company's 1992 Nonqualified Stock Option Plan.  See the
    section below entitled "Stock Option Grants in 1994".  None of the options has stock appreciation rights attached.
(4) Amounts shown in this column for 1994 include the following:
    (a) Company contributions to the Company's Savings and Investment Plan for Salaried Employees
        (the "Savings Plan") in the amount of $4,502 for R. G. Holder; $4,502 for J. J. Sheehan;
        $4,503 for Y. M. Brandt; $4,501 for R. N. Reynolds; $4,503 for H. S. Savedge, Jr.; and
        $4,503 for J. W. Wagner.
    (b) Amounts credited as Company contributions under the Company's Benefit Restoration Plan for the Savings Plan in the amount of $12,755 for R. G. Holder; $5,966 for J. J. Sheehan;
        $6,754 for Y. M. Brandt; $5,913 for R. N. Reynolds; $3,448 for H. S. Savedge, Jr.; and
        $3,448 for J. W. Wagner.
    (c) Amounts paid under the Company's Financial Counseling Assistance Plan for Officers in the
        amount of $7,800 for R. G. Holder; $13,250 for J. J. Sheehan; $1,300 for Y. M. Brandt;
        $6,300 for R. N. Reynolds; $3,000 for H. S. Savedge, Jr.; and $3,000 for J. W. Wagner.
(5) Mr. Holder was elected Chairman of the Board and Chief Executive Officer of the Company
    effective May 1, 1992, having previously served as President and Chief Operating Officer of the
    Company since 1988.  Effective May 1, 1992, Mr. Holder's annual base salary rate increased from
    $475,000 to $575,000 as part of his promotional salary increase; the 1992 stock option award was granted before he assumed the new position.
(6) Mr. Sheehan was elected President and Chief Operating Officer of the Company effective January
    21, 1994, having previously served as Executive Vice President, Fabricated Products of the
    Company since 1993.  Effective February 1, 1994, Mr. Sheehan's annual base salary rate increased from $280,000 to $355,000 as part of his promotional salary increase.
(7) Mr. Reynolds was elected a Vice Chairman of the Board of the Company effective January 21,
    1994, having previously served as Executive Vice President, International of the Company since
    1990.  Effective February 1, 1994, Mr. Reynolds' annual base salary rate increased from
    $315,000 to $350,000 as part of his promotional salary increase.
(8) Mr. Savedge was elected Executive Vice President and Chief Financial Officer of the Company
    effective May 1, 1992, having previously served as Vice President, Finance since 1990.
    Effective February 1, 1993, Mr. Savedge received an increase in annual base salary rate from
    $230,000 to $265,000 -- part of a promotional increase which lagged the effective date of his
    1992 promotion.  The 1992 stock option award was granted before he assumed the new position.
(9) Mr. Wagner was elected Executive Vice President, Fabricated Industrial Products of the Company
    effective May 1, 1992, having previously served as Vice President, Mill Products Division of the Company since 1990.  (His title was subsequently changed to Executive Vice President, Raw
    Materials, Metals and Industrial Products.)  Effective January 1, 1994, Mr. Wagner received an increase in annual base salary rate from $230,000 to $265,000 -- part of a promotional increase which lagged the effective date of his 1992 promotion.  The 1992 stock option award was granted before he assumed the new position.

Stock Option Grants in 1994

    The following table sets forth information with respect to stock options granted by the Company to each of the six named Executive Officers during 1994 and the grant-date present value of such options.  The grant-date present value is a theoretical value which is not necessarily indicative of the ultimate value of the options to the Executive Officers.  Ultimately, value is dependent on the amount, if any, by which the market price of the Common Stock at any point in time exceeds the exercise price.  (See footnote (4) to the table.)

                                        Individual Grants
                          ---------------------------------------------------
                                        % of
                          Number of     Total
                          Securities    Options      Exercise
                          Underlying    Granted to   or Base                    Grant-Date
                          Options       Employees    Price Per     Expiration    Present
Name                      Granted(1)    in 1994(2)   Share(3)         Date       Value (4)
- -------------------       ----------    ----------   ---------     ----------   ----------

R. G. Holder               65,000          8.9%      $45.375        5/19/04     $1,142,050
J. J. Sheehan              30,000          4.1        45.375        5/19/04        527,100
Y. M. Brandt               25,000          3.4        45.375        5/19/04        439,250
R. N. Reynolds             25,000          3.4        45.375        5/19/04        439,250
H. S. Savedge, Jr.         22,500          3.1        45.375        5/19/04        395,325
J. W. Wagner               22,500          3.1        45.375        5/19/04        395,325
____________________

(1) All options were granted under the Company's 1992 Nonqualified Stock Option Plan (the "1992
    Plan"), approved by Stockholders at the 1991 Annual Meeting.  Each option entitles the optionee to purchase one share of Common Stock from the Company, and is exercisable no earlier than one year or later than ten years from the date of grant at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.  The options granted in 1994 will become exercisable on May 19, 1995.  None of the options has stock appreciation rights attached.  If there is a Change in Control (as defined in the 1992 Plan) of the Company, the
    1992 Plan provides that all options already granted thereunder will become immediately exercisable thirty days after the Change in Control occurs, unless the Compensation Committee determines that the Change in Control presents no material risk of loss of options to any optionee and directs that no such acceleration of exercisability should occur.  To the extent necessary to preserve the exemption from short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, the date as of which options first become exercisable by optionees who are Executive Officers or Directors may not be accelerated to occur earlier than six months from the date of the respective grant.
(2) A total of 459 persons were granted options in 1994 under the 1992 Plan, covering an aggregate of 727,950 shares of Common Stock, which constituted approximately 36% of the shares available for options under the 1992 Plan.
(3) The exercise price may be paid by the optionee in cash, in shares of Common Stock valued at fair market value on the date of exercise, or pursuant to an exercise procedure under which a brokerage firm makes a loan to the optionee for the payment of the option exercise price and all applicable withholding taxes.  The optionee may repay the loan by selling the purchased shares immediately through the brokerage firm, or the loan may remain outstanding until the shares are later sold or the loan is otherwise repaid by the optionee.
(4) THE VALUES SHOWN ARE PURELY THEORETICAL.  The options had no immediate value on the date of grant and will have no value until one year after the grant and then only to the extent that the market price of the Common Stock exceeds the exercise price.  The values shown are based on the Black-Scholes option pricing model, a complex mathematical formula used to value publicly-traded options.  The following assumptions were used to calculate the values under the
    Black-Scholes formula:  (i) an expected volatility rate of .265 with respect to the Common
    Stock based on the average weekly price change of the Common Stock for the six months before the date of grant; (ii) a risk-free rate of return of 7.0% based on the 10-year Treasury bond yield on the date of grant; (iii) a dividend yield of 2.2% based on the current annual dividend of $1.00 per share; and (iv) an option term of ten years, an option exercise price of $45.375 per share and an exercise date of May 19, 2004.  The Black-Scholes formula does not take into account, and the values shown in the table were not adjusted for, two important aspects of options awarded under the 1992 Plan.  First, the formula assumes that a liquid market exists for the options; however, options awarded under the 1992 Plan may not be transferred.  Second, it assumes that the options may be exercised immediately; however, options awarded under the
    1992 Plan may not be exercised earlier than one year from the date of grant.

    The values assigned to the reported options are provided solely to comply with SEC rules.  No prediction is made as to possible future appreciation, if any, of the Company's stock price.
    See page 8 for a recent price of the Common Stock.

Aggregated Option Exercises in 1994 and
Option Values at December 31, 1994

    The table below sets forth information with respect to options exercised by each of the six named Executive Officers during 1994 and the number and value of unexercised options held at the end of 1994:

                                                              Number of
                                                              Securities        Value of
                                                              Underlying        Unexercised
                                                              Unexercised       In-the-Money
                                                              Options at        Options at
                               Number of                      December 31, 1994 December 31, 1994
                               Shares                         ----------------- -----------------
                               Acquired         Value         Exercisable/      Exercisable/
Name                           on Exercise      Realized(1)   Unexercisable     Unexercisable(2)
- -------------------            -----------      -----------   -------------     ----------------

R. G. Holder                     -0-              -0-         278,000/65,000   $1,345,000 /$235,625
J. J. Sheehan                   4,000          $14,500         61,500/30,000       87,063 / 108,750
Y. M. Brandt                     -0-              -0-         129,329/25,000      495,886 /  90,625
R. N. Reynolds                   -0-              -0-         115,000/25,000      382,500 /  90,625
H. S. Savedge, Jr.               -0-              -0-          50,250/22,500       99,375 /  81,563
J. W. Wagner                     -0-              -0-          50,000/22,500       87,063 /  81,563
__________________

(1) Based on the difference between the option exercise price and the closing price of the
    Company's Common Stock on the date of exercise as reported on the New York Stock Exchange
    Composite Transactions Tape.
(2) Based on the difference between the option exercise price and the closing price of $49 per share of the Company's Common Stock on December 31, 1994 as reported on the New York Stock
    Exchange Composite Transactions Tape.


Pension Plan Table

    The following table sets forth the total estimated annual benefits payable under the Company's defined benefit pension plan, called the New Retirement Program for Salaried Employees (the "New
Retirement Program"), and benefit restoration plans upon retirement to persons in specified final average earnings and years-of-benefit-service classifications.  The amounts shown are based on the
Social Security Act in effect for retirement in 1995.  Such amounts are not necessarily indicative of amounts that are or may actually become payable.

                              Years of Benefit Service at Retirement (1)
            -------------------------------------------------------------------------------------
  Final
 Average
 Earnings        5        10         15         20        25         30          35         40
- ---------   --------   --------   --------   --------  --------   --------    --------   --------

 $150,000   $ 12,780   $ 25,561   $ 38,341  $ 51,122   $ 63,903   $ 70,683   $ 77,464   $ 84,244
  300,000     26,280     52,561     78,841   105,122    131,403    145,683    159,964    174,244
  450,000     39,780     79,561    119,341   159,122    198,903    220,683    242,464    264,244
  600,000     53,280    106,561    159,841   213,122    266,403    295,683    324,964    354,244
  750,000     66,780    133,561    200,341   267,122    333,903    370,683    407,464    444,244
  900,000     80,280    160,561    240,841   321,122    401,403    445,683    489,964    534,244
1,050,000     93,780    187,561    281,341   375,122    468,903    520,683    572,464    624,244
1,200,000    107,280    214,561    321,841   429,122    536,403    595,683    654,964    714,244
1,350,000    120,780    241,561    362,341   483,122    603,903    670,683    737,464    804,244
1,500,000    134,280    268,561    402,841   537,122    671,403    745,683    819,964    894,244
___________________________

(1) Benefits are computed as if paid on the basis of a straight life annuity, assuming retirement at age 65.

    The table below sets forth information relating to the New Retirement
Program with respect to the six Executive Officers named in the Summary
Compensation Table, assuming retirement (and eligibility for retirement) at January 1, 1995:

                                    Final Average     Years of Benefit
                                       Earnings       Service Completed
                                    -------------     -----------------

R. G. Holder                          $917,000               36
J. J. Sheehan(1)                       394,000                7
Y. M. Brandt                           607,000               37
R. N. Reynolds                         511,000               26
H. S. Savedge, Jr.                     304,000               35
J. W. Wagner                           298,000               31
_______________

(1) The Company has agreed to pay J. J. Sheehan (a) certain early retirement benefits equivalent to those he would have received from a prior employer, if his employment with the Company is involuntarily terminated before age 65, and (b) upon his death, surviving spouse benefits equal to one-half of any amounts payable under clause (a).

     The New Retirement Program provides participants an annual benefit upon retirement determined pursuant to a formula which takes into account final average earnings, years of benefit service (as defined in the New Retirement Program), and Social Security benefits. For purposes of the New Retirement Program, a participant's final average earnings include base salary in effect, plus profit sharing and bonus awards, in the five consecutive calendar years for which the average is highest during the fifteen calendar years preceding retirement. (See the Summary Compensation Table for salary and bonus information for the six named Executive Officers for the years 1992-1994.) Benefits calculated pursuant to the formula are reduced by an amount based upon both (a) the primary Social Security benefit estimated to be payable upon retirement or, if later, at age 65 and
(b) years of benefit service. Regulations issued in 1991 to implement the Tax Reform Act of 1986 and subsequent legislation may require the Company to make changes in the benefit formula from time to time. Benefits payable under the New Retirement Program are directly offset by benefits payable to participants from the Company's Retirement Program for Salaried Employees, which was terminated effective August 22, 1983.

     The Internal Revenue Code and the Tax Reform Act of 1986 prescribe limits on compensation that may be taken into account to calculate benefits and the actual benefits payable under tax-qualified defined benefit plans. The Company has nonqualified benefit restoration plans providing for the payment from general funds of amounts otherwise payable under the New Retirement Program but for these limitations.

Certain Arrangements

     The Company has entered into severance agreements with key executives designated by the Compensation Committee, including the six Executive Officers named in the Summary Compensation Table. Each agreement provides that termination compensation will be paid if the executive's employment is terminated without Cause (as defined in the agreement) by the Company or terminated by the executive in certain circumstances, in either case within two years after a Change in Control (as defined in the agreement). Termination compensation includes (a) a cash payment equal to three times the sum of (i) annual base salary at the time of termination plus (ii) the highest cash incentive award paid to the executive for any previous year,
(b) a cash settlement of stock options granted under the Company's stock option plans but not yet exercisable at the date of termination, and (c) a cash payment to give retirement benefits equal to those payable had the executive (i) been vested (if not already vested at the time of termination) and (ii) worked for the Company three additional years. In addition, each agreement provides for continuation of medical, life and disability benefits for three years, ownership of the car assigned to the executive at the time of termination and making the executive whole for any applicable excise taxes as a result of payment of the termination compensation.

     The Company has a New Management Incentive Deferral Plan (the "New Deferral Plan") under which officers, including the six Executive Officers named in the Summary Compensation Table, and other key employees who are recommended by the Chief Executive Officer may defer receipt of up to 85% of incentive compensation, if any, otherwise payable under the Company's Performance Incentive Plan for services performed each year. Deferred compensation is credited with additional income in the form of (i) interest computed at a rate determined by the Compensation Committee for that year's deferrals or (ii) in the case of mandatory deferrals described below or if elected by a participant who is subject to the Company's Stock Ownership Guidelines for Officers, a number of shares of phantom stock of the Company. Deferrals must be for a period of at least five years, except in the case of retirement. Payments will be made in a lump sum or in 5 or 10 annual installments, as elected by the participant. The New Deferral Plan also contains a mandatory deferral feature effective for 1995 and 1996 providing that when annual compensation payable to the Company's Chief Executive Officer or any of its other four most highly compensated Executive Officers would not be deductible under the Internal Revenue Code in a given year, payment of incentive compensation will automatically be deferred to the extent necessary to make the Executive Officer's annual compensation fully deductible. Any amounts so deferred will be paid out after the Executive Officer's retirement in accordance with a schedule elected by the Executive Officer. To the extent that incentive compensation would have been paid in the form of shares of stock (under the Performance Incentive Plan as proposed to be amended as described in Item 2 above) but for the above-described mandatory deferral provisions, the deferred compensation will be credited with additional income based on shares of phantom stock of the Company. In addition, before the beginning of the calendar year, a participant who anticipates being subject to a mandatory deferral may voluntarily elect to have any amounts subject to a mandatory deferral earn additional income based on shares of phantom stock of the Company. The New Deferral Plan allows the Compensation Committee to accelerate payments to all participants if it determines that a major challenge to the control of the Company exists or if other extraordinary circumstances make such acceleration in the best interest of the Company as determined by the Committee.

     The Company also maintains a Management Incentive Deferral Plan (the "Deferral Plan"). The Deferral Plan is essentially identical to the New Deferral Plan except that the Deferral Plan (i) provides for deferrals of up to 50% of incentive compensation, (ii) permits payments in either a lump sum or in 5, 10, 15 or 20 annual installments, as the participant elects, and (iii) contains no mandatory deferral provisions. As a result of adoption of the New Deferral Plan, no further deferrals are being made under the Deferral Plan, although amounts already deferred will continue to accrue interest and will be paid out under the terms of the Deferral Plan.

     The Company also has a Salary Deferral Plan for Executives (the "Salary Deferral Plan") under which eligible employees whose annual base salary exceeds the compensation that can be taken into account for qualified pension plan purposes under the Internal Revenue Code may irrevocably elect to defer a specified percentage of each year's base salary to the extent the salary exceeds the statutory limit. Deferrals may be in 5% increments, up to a maximum of 90% of salary in excess of the statutory limit. Deferred amounts are credited with phantom earnings equal to what would be earned if the deferred amounts were actually invested in any of the investment funds available under the Company's Savings and Investment Plan for Salaried Employees. Deferrals are not paid out until the participant terminates employment and are paid in cash. Payments will begin in the first, second, third or fourth January following the year in which the participant terminates employment and may be in the form of either a lump sum or five annual installments, in each case as the participant elects. The Salary Deferral Plan also contains a mandatory deferral feature effective for 1995 and 1996 to take effect when annual compensation payable to the Company's Chief Executive Officer or any of its other four most highly compensated Executive Officers would not be deductible under the Internal Revenue Code in a given year in spite of any mandatory deferral that has already been implemented under the New Deferral Plan. In this situation, payment of salary will automatically be deferred to the extent necessary to make the Executive Officer's annual compensation fully deductible. The Salary Deferral Plan also allows the Compensation Committee to accelerate payments to all participants if it determines that a major challenge to the control of the Company exists or if other extraordinary circumstances make such acceleration in the best interest of the Company as determined by the Committee.

      As described in footnote (1) to the table in the section entitled "Stock Option Grants in 1994", the 1992 Plan provides that under certain circumstances the exercisability of stock options granted to optionees, including the six Executive Officers named in the Summary Compensation Table, may be accelerated in the event of a Change in Control of the Company.


                            GENERAL INFORMATION

Annual Report

     The Annual Report of the Company containing audited financial statements for the year 1994 is being mailed to each Stockholder with this Proxy Statement.

Stockholders' Proposals and Nominations

     Stockholders may present proposals which are proper subjects for consideration at the 1996 Annual Meeting of Stockholders to the Company for inclusion in its proxy materials relating to that meeting. These proposals should be submitted in writing as specified by SEC rules to: Reynolds Metals Company, 6601 West Broad Street, P.O. Box 27003, Richmond, Virginia 23261-7003, Attention: Secretary. They must be received by October 27, 1995 in order to be included in the proxy materials for the 1996 Annual Meeting.

     Stockholder nominations for Directors will be considered by the Committee on Directors if submitted in writing to the Committee on Directors, c/o Secretary, Reynolds Metals Company, 6601 West Broad Street, P.O. Box 27003, Richmond, Virginia 23261-7003. Nominations must include the information specified in clauses (ii) through (v) in the following paragraph.

     The Company's By-Laws require that Stockholders furnish written notice to the Company of any business to be conducted at an annual meeting which is not included in the Company's proxy materials or is not brought before the meeting by or at the direction of the Board of Directors or the officer presiding over the meeting. Such notice must contain the following information: (i) a full description of each item of business proposed to be brought before the meeting; (ii) the name and address of the person proposing such business (or nominating a Nominee for Director); (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if publicly available) and as of the date of such notice; (iv) if any item of such business involves a nomination for Director, all information regarding each such Nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to SEC rules, and the written consent of each such Nominee; and (v) all other information that would be required to be filed with the SEC if, with respect to such business, the person were a participant in a solicitation subject to
Section 14 of the Securities Exchange Act of 1934. Notice of business to be brought before the 1996 Annual Meeting must be received by the Secretary of the Company at the above address not later than January 25, 1996.

     A copy of the By-Law provisions referred to above may be obtained, without charge, upon written request to the Secretary.



                                  D. MICHAEL JONES
                                  Secretary

February 24, 1995
Richmond, Virginia

                                 Notice of

                              Annual Meeting

                              of Stockholders

                              April 19, 1995

                                    and

                              Proxy Statement
















                              (Reynolds logo)

                                                                 Appendix 1
                          REYNOLDS METALS COMPANY

                 Proxy Solicited by the Board of Directors
                    for Annual Meeting of Stockholders
                              April 19, 1995


     The undersigned appoints Richard G. Holder and D. Michael Jones, and each of them, proxies, with full power of substitution, to vote the shares of Common Stock of Reynolds Metals Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Reynolds Metals Company Building, 6601 West Broad Street, Richmond, Virginia, on Wednesday, April 19, 1995 at 10:00 A.M. (local time), and at any adjournments thereof. The undersigned hereby confer(s) upon the proxies and each of them authority to vote for a substitute Nominee or substitute Nominees designated by the Board of Directors with respect to the election of Directors if any Nominee is unavailable to serve for any reason if elected.

     For participants in the Company's Savings and Investment Plan for Salaried Employees, Tax Reduction Act Stock Ownership Plan for Salaried Employees, Savings Plan for Hourly Employees and/or Employees Savings Plan, this card also provides voting instructions to the respective trustees under such plans for the undersigned's allocable portion, if any, of the total number of shares of Common Stock of the Company held by such plans as indicated on the reverse side. (Note: The number of plan shares indicated on the reverse side may not be the same as the number of shares shown on the undersigned's last account statement(s) from the plans due to the use of different valuation dates and/or accounting methods.) These voting instructions are solicited and will be carried out in accordance with the applicable provisions of such plans.

             (continued and to be SIGNED on the Reverse Side)
- ---------------------------------------------------------------------------
                                                  [Front, tear-off portion]

                          (FOLD AND DETACH HERE)

Dear Stockholder:

     Enclosed are materials relating to the Company's 1995 Annual Meeting of Stockholders. The notice of the Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.

     Your vote is important to us. Whether or not you expect to attend the Meeting, please complete, sign and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States.

     If you plan to attend the Meeting, please also mark the attendance box located in the upper right hand corner of the proxy card.



                                  REYNOLDS METALS COMPANY

                                                             [Reverse Side]

                                                          I plan to attend
                                                             the meeting
                                                                  /___/

      The Board of Directors recommends a vote FOR Items 1, 2 and 3.

                                       Item 1 - Election of Directors:

  FOR all                          Nominees - Patricia C. Barron, William
 Nominees           WITHHOLD       O. Bourke, Yale M. Brandt, John R. Hall,
(except as          AUTHORITY      Robert L. Hintz, Richard G. Holder,
withheld in         to Vote        William H. Joyce, Mylle Bell Mangum,
 the space          for all        D. Larry Moore, Randolph N. Reynolds,
 provided)          Nominees       James M. Ringler, Charles A. Sanders,
                                   Henry S. Savedge, Jr., Jeremiah J.
                                   Sheehan, Robert J. Vlasic, Joe B. Wyatt

                                   (To withhold authority to vote for any
                                   individual Nominee, write that
                                   Nominee's name in the space provided
                                   below.)

 /__/                /__/          _______________________________________


         Item 2                                   Item 3

  Approval of Amendment of              Ratification of Selection of
  Performance Incentive Plan            Ernst & Young LLP as Independent
                                        Auditors

  FOR     AGAINST    ABSTAIN            FOR       AGAINST        ABSTAIN

 /__/       /__/       /__/             /__/        /__/           /__/


         Item 4

In their discretion the proxies are
authorized to vote upon such other
matters as may properly come before
the Meeting.

                                   Date: ________________________________

                                   ______________________________________
                                      Signature(s) of Stockholder(s)
                                   ______________________________________

                                   Please mark, date and sign as your name
                                   appears to the left and return in the
                                   enclosed envelope.  If signing as
                                   attorney, executor, administrator,
                                   trustee, guardian or in another
                                   representative capacity, please give
                                   your full title as such.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH ANY CHOICE SPECIFIED BY THE STOCKHOLDER; WHERE THERE IS NO CHOICE, SUCH SHARES WILL BE VOTED IN FAVOR OF ITEMS 1, 2 AND 3.

                          REYNOLDS METALS COMPANY

                 Proxy Solicited by the Board of Directors
                    for Annual Meeting of Stockholders
                              April 19, 1995



     The undersigned appoints Richard G. Holder and D. Michael Jones, and each of them, proxies, with full power of substitution, to vote the shares of 7% PRIDES (Service Mark), Convertible Preferred Stock of Reynolds Metals Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Reynolds Metals Company Building, 6601 West Broad Street, Richmond, Virginia, on Wednesday, April 19, 1995 at 10:00 A.M. (local time), and at any adjournments thereof. The undersigned hereby confer(s) upon the proxies and each of them authority to vote for a substitute Nominee or substitute Nominees designated by the Board of Directors with respect to the election of Directors if any Nominee is unavailable to serve for any reason if elected.



             (continued and to be SIGNED on the Reverse Side)



- ---------------------------------------------------------------------------
                                                  [Front, tear-off portion]



                          (FOLD AND DETACH HERE)


Dear Stockholder:

     Enclosed are materials relating to the Company's 1995 Annual Meeting of Stockholders. The notice of the Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.

     Your vote is important to us. Whether or not you expect to attend the Meeting, please complete, sign and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States.

     If you plan to attend the Meeting, please also mark the attendance box located in the upper right hand corner of the proxy card.




                                        REYNOLDS METALS COMPANY

                                                             [Reverse Side]

                                                           I plan to attend
                                                              the meeting
                                                                   /___/

      The Board of Directors recommends a vote FOR Items 1, 2 and 3.

                                       Item 1 - Election of Directors:

  FOR all                          Nominees - Patricia C. Barron, William
 Nominees           WITHHOLD       O. Bourke, Yale M. Brandt, John R. Hall,
(except as          AUTHORITY      Robert L. Hintz, Richard G. Holder,
withheld in         to Vote        William H. Joyce, Mylle Bell Mangum,
 the space          for all        D. Larry Moore, Randolph N. Reynolds,
 provided)          Nominees       James M. Ringler, Charles A. Sanders,
                                   Henry S. Savedge, Jr., Jeremiah J.
                                   Sheehan, Robert J. Vlasic, Joe B. Wyatt

                                   (To withhold authority to vote for any
                                   individual Nominee, write that
                                   Nominee's name in the space provided
                                   below.)

 /__/                /__/          _______________________________________


         Item 2                                   Item 3

  Approval of Amendment of              Ratification of Selection of
  Performance Incentive Plan            Ernst & Young LLP as Independent
                                        Auditors

  FOR     AGAINST    ABSTAIN            FOR       AGAINST        ABSTAIN

 /__/       /__/       /__/             /__/        /__/           /__/


         Item 4

In their discretion the proxies are
authorized to vote upon such other
matters as may properly come before
the Meeting.

                                   Date: ________________________________

                                   ______________________________________
                                      Signature(s) of Stockholder(s)
                                   ______________________________________

                                   Please mark, date and sign as your name
                                   appears to the left and return in the
                                   enclosed envelope.  If signing as
                                   attorney, executor, administrator,
                                   trustee, guardian or in another
                                   representative capacity, please give
                                   your full title as such.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH ANY CHOICE SPECIFIED BY THE STOCKHOLDER; WHERE THERE IS NO CHOICE, SUCH SHARES WILL BE VOTED IN FAVOR OF ITEMS 1, 2 AND 3.

                                                                 Appendix 2










                          REYNOLDS METALS COMPANY






                        Performance Incentive Plan















                  As Proposed to be Amended and Restated
                        Effective January 1, 1996,
                      Subject to Stockholder Approval

                             TABLE OF CONTENTS


                                                       Page


1.   PURPOSE                                             1

2.   ADMINISTRATION                                      1

3.   PARTICIPATION                                       2

4.   TARGET AWARD LEVELS                                 2

5.   PERFORMANCE GOALS                                   2

6.   DETERMINATION OF AWARDS                             3

7.   COMMUNICATION                                       3

8.   PAYMENT OF AWARDS                                   3

9.   COMPANY STOCK                                       6

10.  EFFECTIVE DATE OF PLAN                              7

1.   PURPOSE

     The purpose of the Performance Incentive Plan (the "Plan") is to promote the financial success of Reynolds Metals Company (the "Company") by:

     (a) providing compensation opportunities which are competitive with those of other major companies;

     (b) supporting the Company's goal-setting and strategic planning process; and

     (c) motivating key executives to achieve annual business goals by allowing them to share in the risks and rewards of the business.

2.   ADMINISTRATION

     (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board"). No member of the Committee shall be eligible to participate in the Plan.

     (b) The Committee shall have the power and authority to adopt, amend and rescind any administrative guidelines, rules, regulations, and procedures deemed appropriate to the administration of the Plan, and to interpret and rule on any questions relating to any provision of the Plan.

     (c) The decisions of the Committee shall be final, conclusive and binding on all parties, including the Company and participating employees.

     (d) The Board may from time to time amend, suspend or terminate the Plan, in whole or in part. Notwithstanding the foregoing, the Board may, in any circumstance where it deems such approval necessary or desirable, and shall, to the extent necessary to maintain compliance with Rule 16b-3 under the Securities Exchange Act of 1934 as in effect from time to time, require stockholder approval as a condition to the effectiveness of any amendment or modification of the Plan.

3.   PARTICIPATION

     Company officers and other key employees of the Company and its subsidiaries who are recommended by the Chief Executive Officer of the Company and who are approved by the Committee shall be eligible for participation in the Plan during a Plan year.

4.   TARGET AWARD LEVELS

     After consultation with management, the Committee may designate target award levels to be earned by participants for a given Plan year. Such target awards may vary by management level.

5.   PERFORMANCE GOALS

     To the fullest extent possible, management shall establish performance goals for participants to help it determine the awards it will recommend for the Plan year. Such goals may relate to corporate performance, divisional performance, and individual performance as appropriate to the purpose of the Plan and the positions and responsibilities of the participants.

6.   DETERMINATION OF AWARDS

     As soon as practicable following the close of each Plan year, the Committee shall, after consultation with management, determine the award earned by each participant for the Plan year. In special cases of meritorious performance, after consultation with management, the Committee may make awards to individuals who were not previously designated as eligible for participation during the Plan year. If a participant has died during the Plan year, an award may be made to the participant's spouse or legal representative if the Committee so determines.

7.   COMMUNICATION

     Participants shall be advised in writing of their participation in the Plan and of any performance goals applicable to their awards.

8.   PAYMENT OF AWARDS

     Awards shall be payable in cash as soon after the close of the Plan year as feasible; provided, however, that payment of part or all of any award may be deferred in accordance with the terms of any incentive deferral plan maintained from time to time by the Company.

     (c) Any other provision of the Plan to the contrary notwithstanding, except as otherwise determined by the Committee in accordance with Paragraph 6(a) of the Company's Stock Ownership Guidelines for Officers (the "Guidelines"), the following provisions shall apply to the payment of an award to any participant who is subject to the Guidelines and who had not met the applicable minimum stock ownership level of the Guidelines as of the December 31 immediately preceding the date of payment of an award under the Plan.

          The award to any such participant shall be paid part in cash and part in the form of shares of Common Stock of the Company ("Shares"). The number of Shares issued under this provision shall be equal to the number of Shares that would have been necessary to bring the participant into compliance with the Guidelines as of the December 31 immediately preceding the date of payment of the award; provided, however, that in no event shall more than half of the value of a participant's award be paid in the form of Shares; and provided, further, that the part of the award for any participant that is payable in Shares shall not exceed the annual rate of base salary in effect for the participant at the time of the award. The remainder of the participant's award shall be paid in cash. Awards of Shares shall be made without payment of a purchase price.

          Any payment in accordance with this subsection (c) shall be subject to the following terms and conditions:

          (i) An award shall be converted into Shares by dividing (y) the cash value of the part of the award to be paid in Shares by
               (z) the arithmetic average of the high and low sales prices of the Shares as reported on New York Stock Exchange Composite Transactions on the date preceding the date on which the award is paid. Any fractional Share shall be paid in cash.

         (ii) The mandatory share award provisions of this subsection (c) shall not apply to the extent the participant has already elected under the Company's New Management Incentive Deferral Plan (y) to defer a portion of his or her award under the Plan and (z) to have such deferred award be credited with additional income based on shares of phantom stock of the Company.

        (iii) Except to the extent a participant has elected to have a deferred award be credited with additional income based on shares of phantom stock of the Company, any voluntary deferral of the payment of part or all of an award under the Plan shall apply only to the part of the award that is payable in cash after the application of this subsection
               (c); provided, however, that any such voluntary deferral shall be reduced as necessary to ensure the payment of all applicable payroll taxes.

         (iv) To the extent a participant is subject to a mandatory deferral of the payment of part or all of an award under the Plan, the mandatory deferral shall apply first to the part of the award that is payable in cash. To the extent the award that would be paid in Shares remains subject to the mandatory deferral, the payment that would otherwise be made in the form of Shares shall instead be deferred under the Company's New Management Incentive Deferral Plan to earn income based on shares of phantom stock of the Company.

9.   COMPANY STOCK

     Shares reserved for issuance under the Plan may be authorized but unissued shares, shares reacquired by the Company, or a combination of both, as the Board may from time to time determine. If any stock dividend is declared upon the Shares, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Shares, resulting in a split-up or combination or exchange of shares, the Shares reserved for issuance under the Plan shall be proportionately and appropriately adjusted.

10.  EFFECTIVE DATE OF PLAN

     The Plan as originally adopted was effective for the fiscal year commencing January 1, 1983 and continued in effect thereafter as amended from time to time. This amended and restated Plan shall be effective January 1, 1996, subject to stockholder approval at the 1995 Annual Meeting, and shall continue in effect, as amended from time to time, until it is terminated by the Board.